Exhibit 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY NOVEMBER 19, 2014

SOTHERLY HOTELS LP PRICES $25.3 MILLION OF 7.00%

SENIOR UNSECURED NOTES DUE 2019

Williamsburg, Virginia – November 19, 2014 – SoTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) today announced that its Operating Partnership, Sotherly Hotels LP, a Delaware limited partnership (the “Operating Partnership”), has priced an underwritten public offering of $25.3 million of 7.00% senior unsecured notes due 2019 (the “Notes”). The Notes will be unconditionally guaranteed by the Company. The Notes are expected to be listed on the NASDAQ® Global Market under the symbol “SOHOM.”

The net proceeds of this offering are estimated to be approximately $23.7 million after deducting underwriting discounts and commissions and estimated offering expenses. The Company expects the Operating Partnership to use a portion of the net proceeds from the offering to repay the $19.0 million secured Bridge Financing with Richmond Hill Capital Partners, LP and Essex Equity Joint Investment Vehicle, LLC which carries a 12.0% yield-to-maturity. The Company expects the Operating Partnership to use the remaining net proceeds from the offering for general corporate purposes. The offering is expected to close on November 21, 2014, subject to customary closing conditions.

Sandler O’Neill + Partners, L.P. is acting as the sole book-runner of the offering, and Boenning & Scattergood, Inc., Incapital LLC, J.J.B. Hilliard, W.L. Lyons, LLC, and Ladenburg Thalmann & Co. Inc. are acting as co-managers.

The Securities and Exchange Commission (“SEC”) has declared a registration statement (File Nos. 333-199256 and 333-199256-01) relating to the Notes effective. This offering is being made solely by means of a prospectus and accompanying prospectus supplement. A copy of the final prospectus supplement for the offering will be filed with the SEC. Prospective investors should read the registration statement (including the prospectus and accompanying prospectus supplement), the final prospectus supplement relating to the offering (when available) and the other documents the Operating Partnership has filed with the SEC for more complete information about the Operating Partnership and this offering. Investors may obtain these documents without charge by visiting the SEC website at www.sec.gov. Alternatively, copies of the prospectus can be obtained from Sandler O’Neill + Partners, L.P. at 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attention: Prospectus Department, or by calling toll-free 1-866-805-4128, or by email at syndicate@sandleroneill.com.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This disclosure includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict and many of which are beyond the Company’s control.

Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Factors which could have a material adverse effect on the Company’s future results, performance and achievements, include, but are not limited to: national and local economic and business conditions that affect occupancy rates and revenues at the Company’s hotels and the demand for hotel products and services; risks associated with the hotel industry, including competition, increases in wages and other labor costs, energy costs and other operating costs; the magnitude and sustainability of the economic recovery in the hospitality industry and in the markets in which the Company operates; the availability and terms of financing and capital and the general volatility of the securities markets; risks associated with the level of the Company’s indebtedness and its ability to meet covenants in its debt agreements and, if necessary, to refinance or seek an extension of the maturity of such indebtedness or modify such debt agreements; management and performance of the Company’s hotels; risks associated with the conflicts of interest of the Company’s officers and directors; risks associated with redevelopment and repositioning projects, including delays and cost overruns; supply and demand for hotel rooms in the Company’s current and proposed market areas; the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations; the Company’s ability to successfully expand into new markets; legislative/regulatory changes, including changes to laws governing taxation of REITs; the Company’s ability to maintain its qualification as a REIT; and the Company’s ability to maintain adequate insurance coverage. These risks and uncertainties are described in greater detail in the Operating Partnership’s registration statement, under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent reports filed with the SEC. The Company undertakes no obligation to and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although the Company believes its current expectations to be based upon reasonable assumptions, it can give no assurance that its expectations will be attained or that actual results will not differ materially.

About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, eleven of which are wholly-owned and comprise 2,698 rooms. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648